Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 21, 2007, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, as of December 31, 2006 accompanying the consolidated financial statements and schedule included in the 2006 Annual Report of Beijing Med-Pharm Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Beijing Med-Pharm Corporation and Subsidiaries on Form S-3 (File No. 333-140078, 333-121957, 333-130446 and 333-130447) and on Form S-8 (File No. 333-134572).

/s/ Grant Thornton

Hong Kong

March 21, 2007